Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BRIGHTPOINT, INC.

The Amended and Restated Articles of Incorporation of Brightpoint, Inc. (the “Corporation”), existing under the Indiana Business Corporation Law, as now or hereafter amended (hereinafter referred to as the “Act”), are as follows:

ARTICLE 1

Corporate Name

The name of the Corporation is Brightpoint, Inc.

ARTICLE 2

Purposes

This Corporation is formed for the purpose of transacting any or all lawful business for which corporations may be incorporated under the Act. The Corporation shall have the same capacity to act as possessed by natural persons and shall have and exercise all powers granted to business corporations formed under the Act and permitted by the laws of the State of Indiana in force from time to time hereafter, including, but not limited to, the general rights, privileges and powers set out in the Act, the power to enter into and engage in partnerships and joint ventures, and to act as agent. The Corporation shall have the power and capacity to engage in all business activities, either directly or through any person, firm, entity, trust, partnership or association.

ARTICLE 3

Term of Existence

The period during which the Corporation shall continue is perpetual.

ARTICLE 4

Registered Office and Registered Agent

The street address of the registered office of the Corporation is 251 East Ohio Street, Suite 500, Indianapolis, Indiana 46204, and the name of the registered agent at that address is Corporation Service Company.

ARTICLE 5

Authorized Shares

Section 5.1. Number and Terms. The total number of shares that the Corporation is authorized to issue is one hundred (100) shares, all of which is of one class designated as “Common Stock” with equal rights, privileges, powers, obligations, liabilities, duties and restrictions. All such shares are nonassessable and each share has a par value of $1.00.

Section 5.2. Voting Rights and Shareholder Action. Every shareholder of the Corporation shall have the right, at every shareholders’ meeting, to one vote for each share standing in the shareholder’s name on the books of the Corporation as of the record date for such meeting. Except as otherwise provided in the Act or these Articles of Incorporation, all actions taken by the shareholders shall be by a majority vote of the number of shares entitled to vote, including but not limited to an election of directors.

Section 5.3. Consideration. Shares may be issued for any consideration consistent with the Act, including tangible or intangible property or benefit to the Corporation, at such price and amount per share as may be determined by the Board of Directors.

Section 5.4. Dividends. The shareholders shall be entitled to receive dividends as declared by the Board of Directors in accordance with the Act. Dividends may be paid in cash, property or in authorized but unissued shares of the Corporation. All shares of Common Stock shall participate equally in dividends.

Section 5.5. Payment on Dissolution. In the event of voluntary or involuntary dissolution of the Corporation, the shareholders shall be entitled, after payment of all debts and liabilities of the Corporation, to share ratably in the remaining assets of the Corporation.

ARTICLE 6

Directors

Section 6.1. Number. The exact number of Directors shall be that number which is fixed by the Board of Directors, as the same may be changed from time to time by the Board of Directors.

Section 6.2. Removal of Directors. Any director may be removed, with or without cause, by the shareholders of the Corporation entitled to vote for the election of directors only at a meeting of the shareholders called for the purpose of removing the director, the notice of which shall state that the purpose or one of the purposes of the meeting is to remove the director, and only if the number of votes cast to remove the director by shareholders entitled to vote for the election of directors exceeds the number of votes cast by such shareholders not to remove the director. No director may be removed except as provided in this Section.

ARTICLE 7

Indemnification

Section 7.1. Indemnification of Officers, Directors, Employees and Agents. To the fullest extent permitted by the laws of the State of Indiana, the Corporation shall indemnify any person who is or was a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including appeals.

ARTICLE 8

Business Combination Chapter

Pursuant to the provisions of I.C. 23-1-43-1 et seq. of the Act, the Corporation elected in its original Articles of Incorporation and herein hereby affirms its election not to be governed by the provisions of Chapter 43 of the Act.

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